Exhibit 99

CyberOptics Reports First Quarter Results

Minneapolis, MN—April 24, 2019—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $15.0 million for the first quarter of 2019 ended March 31, an increase of 6% from $14.1 million in the first quarter of 2018. First quarter earnings totaled $495,000 or $0.07 per diluted share, compared to the net loss of $173,000 or $0.02 per share in last year’s first quarter.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “CyberOptics’ improved first quarter operating results were generated by higher sales of 3D MRS-enabled SQ3000 automated optical inspection (AOI) systems, MX600 sales and record quarterly sales of semiconductor sensors, primarily consisting of our WaferSense family of products.”

He added: “We are confident that our family of 3D MRS-enabled sensors, inspection and metrology systems are providing CyberOptics with a significant competitive advantage and strong growth opportunities in our targeted markets. This suite of technologically advanced products, coupled with the steadily growing acceptance of our WaferSense family, is forecasted to drive our sales growth and profitability in 2019 and beyond.”

Sales of sensors, inspection and metrology systems based on 3D MRS technology totaled $4.3 million in this year’s first quarter, virtually unchanged from the year-earlier period due to the previously forecasted softness in OEM sensor sales. These products plus our semiconductor sensors accounted for 57% of total first quarter revenue, up from 53% in last year’s first quarter.

Bucking the trend of weak SMT and semiconductor market conditions, sales of inspection and metrology systems increased 20% year-over-year in the first quarter of 2019 to $7.1 million. Within this category, first quarter 2019 sales of 3D MRS-enabled SQ3000 AOI systems, including the SQ3000 CMM that incorporates AOI with metrology functionality, grew 12% year-over-year to $2.5 million. These advanced systems are now in use by approximately 100 customers worldwide. CyberOptics had previously forecasted $2.7 million of revenue from MX600 systems in the first quarter of 2019, but ultimately only recognized $1.6 million of revenue due to changes in the customer’s installation schedule for the systems. Consistent with the customer’s current schedule, another $1.1 million of MX600 sales are expected to be recognized in the second quarter of 2019, with the remaining MX600 backlog of $550,000 slated for recognition in the third quarter. Sales of inspection and metrology systems are forecasted to grow strongly in the second quarter, paced by robust demand for 3D SQ3000 products and the aforementioned MX600 sales.

As previously forecast, sales of 3D and 2D sensors declined 26% year-over-year in the first quarter of 2019 to $3.7 million, with sales of 3D MRS-enabled sensors down 18% year-over-year in the first quarter to $1.7 million. Consistent with our prior statements, OEM customers for 3D and 2D sensors have continued to reduce orders due to sluggish conditions in the global SMT and semiconductor markets. Weakness in 3D and 2D sensor sales is expected to persist, resulting in a significant year-over-year decline in sensor sales in the second quarter of 2019. Sales of 3D and 2D sensors are expected to rebound during the second half of 2019 as SMT and semiconductor markets begin to improve.

Sales of semiconductor sensors increased 31% year-over-year in the first quarter of 2019 to a new quarterly record of $4.1 million, driven by advanced Asian fabs commissioned in 2018 that have deployed WaferSense sensors to improve yields. Sales of semiconductor sensors are forecasted to be essentially flat on a year-over-year basis in the second quarter of 2019 due to near-term softness in the semiconductor market. CyberOptics believes its family of high-margin WaferSense products will be one of CyberOptics’ growth and profitability drivers going forward.

Many potential customers, including OEMs and system integrators, are evaluating CyberOptics’ MRS-enabled 3D sensors for semiconductor back-end, mid-end and advanced packaging inspection and metrology applications, given their high-resolution and inspection speeds two to three times faster than competing sensors currently available in the marketplace. Nominal sales are anticipated during the second half of 2019 due to the lengthy sales cycle for these sensors. However, sales are expected to grow steadily in 2020 and beyond. CyberOptics believes semiconductor back-end, mid-end and advanced packaging 3D inspection and metrology represent important long-term growth opportunities.

CyberOptics ended the first quarter of 2019 with an order backlog of $11.6 million, down from $13.6 million at the end of last year’s fourth quarter. The company is forecasting sales of $15.0 to $16.5 million for the second quarter of 2019 ending June 30. CyberOptics believes that 2019 will be another year of sales and earnings growth.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor mid-end and advanced packaging inspection applications and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Carla Furanna, Head of Global Marketing

952/820-5837

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 855-719-5012 prior to the start of the call and providing the conference ID: 6330365. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 6330365. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2019	2018
Revenue	$14,976	$14,120
Cost of revenue	7,950	7,901
Gross margin	7,026	6,219
Research and development expenses	2,293	2,180
Selling, general and administrative expenses	4,163	4,357
Income (loss) from operations	570	(318)
Interest income and other	59	62
Income (loss) before income taxes	629	(256)
Provision (benefit) for income taxes	134	(83)
Net income (loss)	$495	($173)
Net income (loss) per share - Basic	$0.07	($0.02)
Net income (loss) per share - Diluted	$0.07	($0.02)
Weighted average shares outstanding - Basic	7,100	6,986
Weighted average shares outstanding - Diluted	7,322	6,986

Condensed Consolidated Balance Sheets	(Unaudited)
	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$9,315	$9,248
Marketable securities	7,684	5,771
Accounts receivable, net	13,037	15,859
Inventories	17,582	16,163
Other current assets	1,652	2,096
Total current assets	49,270	49,137

Marketable securities	8,688	10,322
Intangible and other assets, net	1,690	1,699
Fixed assets, net	3,362	2,861
Right-to-use asset (operating leases)	2,338	-
Other assets	252	259
Deferred tax assets	5,332	5,422
Total assets	$70,932	$69,700

Liabilities and Stockholders’ Equity
Accounts payable	$6,180	$8,513
Accrued expenses	3,486	4,204
Current lease liability (operating leases)	254	-
Total current liabilities	9,920	12,717

Other liabilities	246	772
Long-term lease liability (operating leases)	3,591	-
Total liabilities	13,757	13,489

Total stockholders’ equity	57,175	56,211
Total liabilities and stockholders’ equity	$70,932	$69,700